EXHIBIT 10.2

EQUITY COMMITMENT AGREEMENT
This EQUITY COMMITMENT AGREEMENT (this “Agreement”), dated as of February 24, 2017 is made and entered into by and among Vanguard Natural Resources, LLC, a Delaware limited liability company (the “Company”), Fir Tree, Inc., on behalf of certain investment funds it manages (collectively, “Fir Tree”), Wexford Capital LP, on behalf of certain investment funds it manages (collectively, “Wexford”) and York Capital Management Global Advisors, LLC, on behalf of certain funds and/or accounts managed by it or its affiliates (collectively, “York Capital,” and together with Fir Tree and Wexford, the “Investors” and each of them an “Investor”).
RECITALS
WHEREAS the Investors collectively hold approximately 80.5% of the outstanding obligations under those certain 7.0% Senior Secured Second Lien Notes due 2023 issued under the Indenture dated February 10, 2016, by and among the Company, VNR Finance Corp., and Delaware Trust Company, as successor to U.S. Bank National Association, as trustee;
WHEREAS on February 1, 2017, the Company and its direct and indirect subsidiaries (collectively, the “Debtors”) entered into that certain Restructuring Support Agreement with the Investors, the Consenting 2020 Noteholders (as defined therein), and the Consenting 2019 Note Holders (as defined therein) (the “Restructuring Support Agreement”);
WHEREAS the Debtors have commenced voluntary cases under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”), Case No. 17-30560 (the “Cases”);
WHEREAS the Debtors intend to reorganize pursuant to a joint plan of reorganization (the “Plan”) to be filed in the Cases, which Plan will reflect the terms outlined in the plan term sheet attached as Exhibit A to the Restructuring Support Agreement (the “Term Sheet”);
WHEREAS, the consummation of the Plan and all related transactions contemplated by the Plan, including the transactions contemplated by this commitment letter (as amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement) are hereinafter collectively referred to as the “Transaction”;
WHEREAS in connection with the Transaction and subject to and in accordance with the Restructuring Support Agreement, the Company will, among other things, issue New Equity Interests to finance the proposed Plan;
WHEREAS the Investors wish, among other things, to make certain equity commitments, subject to the terms of this Agreement, in order to facilitate the Company’s restructuring pursuant to the Transaction contemplated by the Plan; and
WHEREAS each Investor has agreed to fund its equity commitments, subject to and in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1

DEFINITIONS AND INTERPRETATION
1.1    Definitions
In this Agreement, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Restructuring Support Agreement. In addition, the following terms have the following meanings:
1.1.1    “Agreement” means this agreement as it may be amended, modified, supplemented or restated.
1.1.2    “Aggregate Equity Commitment Amount” means $19.25 million.
1.1.3    “Audited Financial Statements” has the meaning given to it in Section 5.2.1.
1.1.4    “Backstop Commitment Agreement” means that certain Backstop Commitment and Equity Investment Agreement among the Company and the Commitment Parties thereto, dated as of February 24, 2017.
1.1.5    “Bankruptcy Court” has the meaning given thereto in the Recitals.
1.1.6    “Cases” has the meaning given thereto in the Recitals.
1.1.7    “Company” has the meaning given thereto in the preamble.
1.1.8    “Debtors” has the meaning given thereto in the Recitals.
1.1.9    “Definitive Documentation” means all documents and agreement governing the Debtors’ restructuring and the Transaction as set forth in the Restructuring Support Agreement.
1.1.10    “Effective Date” means the effective date of the Plan.
1.1.11    “Equity Commitment” in relation to:
A.    Fir Tree, means $14,116,720.84;
B.    Wexford, means $3,250,453.80; and
C.    York Capital, means $1,882,825.36

1.1.12    “Equity Contribution” has the meaning given thereto in Section 2.1.
1.1.13    “Financial Statements” has the meaning given thereto in Section 5.2.1.
1.1.14    “Investor” has the meaning given thereto in the preamble.
1.1.15    “Investment” shall mean the purchase by the Investors of the New Equity Interests pursuant to the commitment made herein.
1.1.16    “New Equity Interests” means the ownership interests in the reorganized Company.
1.1.17    “Projections” has the meaning given thereto in Section 5.2.3.
1.1.18    “Restructuring Support Agreement” has the meaning given thereto in the Recitals.
1.1.19    “SEC” has the meaning given to it in Section 5.2.2.
1.1.20    “Term Sheet” has the meaning given thereto in the Recitals.
1.1.21    “Transaction” has the meaning given thereto in the Recitals.
1.1.22    “Unaudited Financial Statements” has the meaning given thereto in Section 5.2.1.
1.2    Certain Rules of Interpretation
1.2.1    In this Agreement, words signifying the singular number include the plural and vice versa, and words signifying gender include all genders. Every use of the words “including” or “includes” in this Agreement is to be construed as meaning “including, without limitation” or “includes, without limitation”, respectively.
1.2.2    The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement.
1.2.3    All references in this Agreement to dollar amounts are to the United States dollar.
ARTICLE 2

EQUITY CONTRIBUTIONS
2.1    Equity Contributions
2.1.1    Each Investor severally, and not jointly, irrevocably agrees to make an equity contribution in accordance with this Agreement (each an “Equity Contribution”) in an aggregate amount equal to its Equity Commitment. In no event shall any Investor be obligated to make any Equity Contribution that exceeds such Investor’s Equity Commitment at the time such Equity Contribution is made. Each Equity Contribution shall be paid to an account designated by the Company in immediately available funds no later than the Effective Date.
2.1.2    If any Investor defaults in its obligation to make an Equity Contribution in accordance with this Agreement, then (a) subject to Section 2.1.2(b), the obligations of each of the non-defaulting Investors to make an Equity Contribution at the Effective Date shall not exceed such Investor’s Equity Commitment under to this Agreement, (b) the non-defaulting Investors shall contribute to the Company the amount, on a pro rata basis, of such defaulting Investor’s Equity Contribution to be made under this Agreement, and (c) the Company and the non-defaulting Investors shall be entitled, but not obligated, to institute proceedings against the defaulting Investor to obtain payment of its portion of the Equity Contribution. If the Investors fail to make an equity contribution that, in aggregate, is equal to the Aggregate Equity Commitment Amount, the Backstop Parties have agreed to make an equity contribution, and purchase New Equity Interests, in the amount of the shortfall pursuant to Section 6.17 of the Backstop Commitment Agreement.
2.1.3    In return for their Equity Contributions, the Investors shall receive New Equity Interests in an amount equal to the Aggregate Equity Commitment Amount at a 25% discount to plan value (based on a total enterprise value of $1.625 billion and consideration of net excess cash ($45 million) and net indebtedness ($1.023 billion) in calculation of such plan equity value), which amount shall equal 4.3% of the total New Equity Interests, subject to dilution by the management incentive plan.
2.1.4    The issuance of the New Equity Interests to the Investors shall be exempt from the registration requirements of the securities laws pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, or another available exemption from registration.
ARTICLE 3
COMPANY OBLIGATIONS
3.1    Information
The Company agrees that it will, and will cause each of the other Debtors to, provide to Investors reasonable access to the Company and the management personnel of the Debtors and all information with respect to the Investment or the Transaction as Investors may reasonably request.
3.2    Fees
In connection with the Transaction and subject to and in accordance with the Restructuring Support Agreement, the Company shall, subject to Bankruptcy Court approval, pay or reimburse when due, all reasonable and documented fees and expenses (including travel costs and expenses) of the following in accordance with the engagement letters entered into with each of the following on February 1, 2017 (regardless of whether such fees and expenses were incurred before or after the Petition Date), Morrison & Foerster LLP as primary counsel, Jackson Walker LLP as local counsel, and Centerview Partners LLC as financial advisor, in each case to the Investors.
3.3    Indemnification
3.3.1    The Company agrees, subject to the provisions of this paragraph below, to indemnify and hold harmless each Investor and its affiliates and their respective members, managers, trustees, general and limited partners, controlling persons, securityholders, officers, directors, employees, affiliates, advisors, agents, attorneys and representatives (each, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities and expenses (including fees and disbursements of counsel), to which any such Indemnified Party may become subject arising out of or in connection with or relating to this Agreement, the Definitive Documentation, the Investment, any use made or proposed to be made with the proceeds thereof, the Transaction or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether the Company or any Indemnified Party shall have initiated the foregoing or shall be a party thereto, and to reimburse each Indemnified Party upon demand for any legal or other expenses reasonably incurred in connection with investigating or defending any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether any of the transactions contemplated hereby are consummated; provided, however, that the foregoing indemnity will not, as to any Indemnified Party, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnified Party. In no event shall any Indemnified Party be liable to Company or any other Debtor or any creditor or equityholder of any thereof on any theory of liability for any special, indirect, consequential or punitive damages.
The Company further agrees that, without the prior written consent of Investors, none of the Debtors will enter into any settlement of any claim, litigation, investigation or proceeding involving this Agreement, or the Investment, any use made or proposed to be made with the proceeds thereof or the Transaction unless such settlement (i) includes an explicit and unconditional release, from the party bringing such claim, litigation, investigation or proceeding, of all Indemnified Parties and (ii) does not include a statement as to or an admission of fault, culpability, or a failure to act by or on behalf of any Indemnified Party. No Indemnified Party shall be liable for any damages arising from the use by unauthorized persons of any information made available to any Indemnified Party by any Debtor or any representative thereof through electronic, telecommunications or other information transmission systems that is intercepted by such unauthorized persons.

3.3.2    Any liability for indemnification under this Agreement shall be determined without duplication of recovery due to the facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

ARTICLE 4
TERMINATION
Investors shall have the right, but not the obligation, upon five (5) days’ written notice to the Company and counsel to the Consenting Senior Note Holders, to terminate their obligations under this Agreement upon the occurrence of any of the following events, unless waived, in writing, by the Investors on a prospective or retroactive basis:

1.	the filing by the Debtors of any Definitive Documentation that is materially inconsistent with the terms of the Investment as set forth herein and in the Term Sheet;

2.
the failure to meet any Milestone in Section 4 of the Restructuring Support Agreement unless (i) such failure is the result of any act, omission, or delay on the part of Investors in violation of its obligations under the Restructuring Support Agreement or hereunder or (ii) such Milestone is extended in accordance with Section 4 of the Restructuring Support Agreement;

3.
the filing by the Debtors of any Definitive Documentation that does not have the consent required by Section 3 (iv) of the Restructuring Support Agreement, to the extent such consent is required by such subsection;

4.
entry of an order by the Bankruptcy Court amending or modifying the Definitive Documentation, unless such amendment or modification is consistent in all material respects with the terms of this Agreement;

5.	the termination of the Backstop Commitment Agreement in accordance with its terms; or

6.	the Required Consenting Senior Note Holders terminate the Restructuring Support Agreement as set forth in Section 7 of the Restructuring Support Agreement.

This Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time by mutual written consent of the Company and the Investors. Upon any termination pursuant to the terms herein, this Agreement shall forthwith become void and there shall be no further obligations or liabilities on the part of the Company or the Investors; provided, that Company’s indemnification obligations set forth herein shall survive termination of this Agreement indefinitely and shall remain in full force and effect.
ARTICLE 5

REPRESENTATIONS AND WARRANTIES
5.1    Investor Representations and Warranties
Each Investor represents and warrants in favor of the Company as follows:
5.1.1    Such Investor is a legal entity duly organized, validly existing and, if applicable, in good standing (or the equivalent thereof) under the laws of its jurisdiction of incorporation or organization;
5.1.2    Such Investor has the requisite power and authority (corporate or otherwise) to enter into, execute and deliver this Agreement and each other agreement to which such Investor is a party and to perform its obligations hereunder and thereunder and has taken all necessary action (corporate or otherwise) required for the due authorization, execution, delivery and performance by it of this Agreement and the Transaction;
5.1.3    This Agreement and the Transaction to which such Investor is a party (a) has been, or prior to its execution and delivery will be, duly and validly executed and delivered by such Investor and (b) upon entry of an order from the Bankruptcy Court approving the Transaction and assuming due and valid execution and delivery hereof and thereof by the Company and the other Debtors (as applicable), will constitute valid and legally binding obligations of such Investor, enforceable against such Investor in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws limiting creditors’ rights generally or by equitable principles relating to enforceability;
5.1.4    No consent, approval, authorization, order, registration or qualification of or with any governmental entity having jurisdiction over such Investor or any of its properties is required for the execution and delivery by such Investor of this Agreement and the Transaction, the compliance by such Investor with the provisions hereof and thereof and the consummation of the transactions, except (a) any consent, approval, authorization, order, registration or qualification which, if not made or obtained, would not reasonably be expected, individually or in the aggregate, to prohibit or materially and adversely impact such Investor’s performance of its obligations under this Agreement and the Transaction and (b) filings, notifications, authorizations, approvals, consents, clearances or termination or expiration of all applicable waiting periods under any antitrust laws in connection with the transactions contemplated by this Agreement;
5.1.5    Assuming that the consents referred to in clauses Section 5.1.4 are obtained, the execution and delivery by such Investor of this Agreement and the Transaction, the compliance by such Investor with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (a) will not conflict with, or result in breach, modification, termination or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time or both), or result in the acceleration of, or the creation of any lien under, any contract to which such Investor is party or is bound or to which any of the property or assets or such Investor is subject, (b) will not result in any violation of the provisions of the certificate of incorporation or bylaws (or comparable constituent documents) of such Investor and (c) will not result in any material violation of any law or order applicable to such Investor or any of its properties, except in each of the cases described in clauses (a) or (c), for any conflict, breach, modification, termination, violation, default, acceleration or Lien which would not reasonably be expected, individually or in the aggregate, to prohibit or materially and adversely impact such Investor’s performance of its obligations under this Agreement.;
5.1.6    To the best of its knowledge, there are no actions pending or threatened against it that would reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; and
5.1.7    Such Investors have sufficient assets and the financial capacity to perform all of their obligations under this Agreement and in connection with the Transaction.
5.2    Company Representations and Warranties
The Company hereby represents and warrants in favor of each Investor as follows:
5.2.1    (a) audited consolidated balance sheets of the Company as at December 31, 2015 and the related consolidated statements of operations and of cash flows for the fiscal year then ended, accompanied by a report thereon by BDO USA LLP (collectively, the “Audited Financial Statements”) and (b) unaudited consolidated balance sheet of the Company as at September 30, 2016 and the related statements of operations and cash flows (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”), in each case, present fairly the consolidated financial condition of the Company as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. All such Financial Statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein).
5.2.2    The Company has filed with or furnished to the Securities and Exchange Commission (the “SEC”) all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since December 31, 2015 under the relevant securities laws As of their respective dates, and, if amended, as of the date of the last such amendment, each of the reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed with the SEC by the Company, including any financial statements or schedules included therein, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such document or necessary in order to make the statements in such document, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of all applicable federal securities laws and the applicable rules and regulations of the SEC; and

5.2.3    The projections (the “Projections”) that have been or will be prepared and made available to Investors by the Company or any of its representatives have been and will be prepared in good faith based upon reasonable assumptions at the time made. The Company agrees that if, at any time prior to the Effective Date, any of the representations in the preceding sentence would be incorrect in any material respect if the Projections were being furnished, and such representations were being made, at such time, then the Company will promptly supplement the Projections so that such representations will be correct under those circumstances.
5.3    Survival of Representations and Warranties
All representations and warranties contained in Sections 5.1 and 5.2 of this Agreement are made on the date hereof and, except for those representations and warranties that expressly speak as of an earlier date, upon the date upon which each Investor is required to contribute funds in accordance with this Agreement to bring its Equity Commitment to $0, with the same force and effect as if such representations and warranties had been made and given on and as of each such date.
ARTICLE 6
DEFINITIVE DOCUMENTATION
6.1    The Company agrees to negotiate in good faith the Definitive Documentation that is subject to negotiation and completion.
ARTICLE 7

GENERAL
7.1    Entire Agreement
This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements, letters of intent and understandings, both written and oral, between the parties with respect to the subject matter hereof.
7.2    Severability
If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party.
7.3    Governing Law and Submission to Jurisdiction
This Agreement and all matters relating hereto or arising herefrom shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts performed in that state. Each party consents to the nonexclusive jurisdiction and venue of the Bankruptcy

Court, and in the event that the Bankruptcy Court does not have or declines to exercise jurisdiction or there is reason to believe that it would not have or would decline to exercise jurisdiction, to the nonexclusive jurisdiction and venue of the state or federal courts located in the City of New York in the Borough of Manhattan. Subject to the foregoing, each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in any legal proceeding related to or arising out of this Commitment Letter or the transactions contemplated hereby (whether based on contract, tort or any other theory) and (b) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the Bankruptcy Court or the state or federal courts located in the City of New York in the Borough of Manhattan.
7.4    Amendment and Waiver
This Agreement may not be amended or modified except by an instrument in writing signed by the parties that expressly states it is intended to amend or modify this Agreement. Any failure of a party to comply with any obligation, covenant, agreement, or condition contained herein may be waived only if set forth in an instrument in writing signed by the other party, but any such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.
7.5    Assignment
None of this Agreement or the Investors’ Equity Commitments hereunder shall be assignable by the Company without the prior written consent of Investors, and any attempted assignment without such consent shall be void. Any and all obligations of an Investor hereunder may be performed, and any and all of its rights hereunder may be exercised, by or through any of its affiliates. Each Investor may assign any portion of any of its commitments hereunder to one or more non-affiliates; provided, however, that such assignment shall not relieve any Investor of its obligations hereunder.
7.6    Parties in Interest
Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. For the avoidance of doubt, references to “the parties hereto” in this Commitment Letter shall refer to Investors and the Company (on behalf of itself and the other Debtors) only.

7.7    Counterparts
This Agreement may be executed and delivered (including by facsimile transmission or electronic communication via .pdf) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that the parties need not sign the same counterpart. Signatures of the parties transmitted by facsimile or electronic mail shall be deemed to be their original signatures for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
VANGUARD NATURAL RESOURCES, LLC,
on behalf of itself and the other Debtors,

By:    ________________________________
Name:
Title:

INVESTORS:

FIR TREE INC. (on behalf of certain investment funds under management) By: Name: Title:
WEXFORD CAPITAL LP By: Wexford GP, LLC, its General Partner (on behalf of certain investment funds under management) By: Name: Title:
York Capital Management Global Advisors, LLC o/b/o certain funds and/or accounts managed by it or its affiliates By: Name: Title: